Exhibit 13.1

This communication may be deemed “testing the waters” materials under Regulation A under the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities. We are not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the Securities and Exchange Commission (SEC) and the SEC has “qualified” the offering statement. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

An indication of interest involves no obligation or commitment of any kind.

Any person interested in investing in any offering of Stacks Tokens should review our disclosures and the publicly filed offering statement relating to that offering, a copy of which is available on this website.

You may obtain a copy of the preliminary offering circular that is part of that offering statement at stackstoken.com.

Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

Your Blockstack Token Voucher

Your Blockstack Token Voucher

[Attached as a PDF to this email]

Hi Testing,

Thank you again for supporting Blockstack and participating in the token voucher registration! Please find your Blockstack Token Voucher attached to this email. You reserve the right to purchase up to a maximum of 25,000 Stacks at a sale price of $0.12, subject to applicable law.

After the token network is live (sometime before 2019), we will email you directly from this email if and when the voucher is deemed valid for redemption and direct you to https://blockstack.com/redeem.

At this time, you only need to save this email and voucher. No further action is required.

If you have any questions, please reach out to support@blockstack.com. Thank you again for your continued support.

All the very best,

Team Blockstack

The voucher is not a promise or guarantee that the holder will receive Blockstack Tokens. Blockstack will determine in its discretion when and if it will honor the voucher, which in any event will only occur after Blockstack determines that it will treat the tokens as non-securities.

Join Us Online

Copyright © 2017 Blockstack Token, LLC, All rights reserved.

You are receiving this email because you registered for the Blockstack Token sale.

Our mailing address is:

Blockstack Token LLC, 111 Town Square Place, Suite #1203, Jersey City, NJ 07310

Blockstack Token Voucher [Number].pdf

[Number of Tokens]

Blockstack Token FAQs v1.1

Blockstack Token FAQs v1.1 The following Frequently Asked Questions (FAQs) of the sale of tokens by Blockstack Token LLC and its affiliates through various investment vehicles is preliminary and subject to revision.  This FAQs doc is qualified in its entirety by reference to the offering materials for the investment vehicles described here.  Those materials will be provided to potential investors by Blockstack Token LLC and its affiliates, including through the website at Blockstack.com and on our listings on CoinList.co.  This is not an offer of any security or a solicitation of offers to buy any security.  Potential investors should discuss any investment opportunities offered by Blockstack Token LLC and its affiliates with their financial advisers.

The questions below are questions that Blockstack has received from potential investors and do not represent comprehensive information about the various investment instruments that will be available for investing in the Blockstack Tokens, including interests in funds that will purchase and distribute the tokens and interests in Simple Agreements for Future Tokens, or SAFTs.  Please consult the offering information for an explanation of the offering and the instruments available for investment.

1)  What is the Blockstack Token? And what is it used for?

Blockstack Token is a crypto asset that will be used to register digital assets like domain names and applications on the Blockstack network (“the Network”).  Blockstack Token is “consumed” when these digital assets are registered on the Network.  Blockstack is a new internet for decentralized apps that has been operational for 3+ years, and the Blockstack Token is designed to enable new functionality on the network if and when it’s fully developed and successfully deployed on the Network.  The Blockstack Token is a “utility token”, like an arcade token, that is required to access certain functionality on the Blockstack network.  This includes, but is not limited to, voting on protocol upgrades and participating in the selection process of App Reviewers, who will further distribute tokens to app developers as an incentive for building apps for the ecosystem.

2)  Who can participate in the Blockstack Token offering?

Only Accredited Investors and Qualified Purchasers can participate in the investment instruments offered in the upcoming offering and purchase the respective investment instruments (ie, fund and SAFT interests).

Blockstack Token LLC is also giving vouchers to users who are not accredited investors.  Users can get these vouchers for free by completing the registration process on the Blockstack Token LLC website (https://blockstack.com) in the time period starting Nov 1st, 2017 and ending Nov 10th, 2017.  Users can use their respective vouchers for a future purchase at the same price as the accredited offering and can bring back the voucher to Blockstack Token LLC to finish the transaction and make the payment at a later date.  The voucher is not a promise or guarantee, and Token LLC has the right not to honor it.  If for some reason a voucher is not honored, the user will not pay anything.

Blockstack Token FAQs

The Blockstack Tokens are a crypto asset that is currently being developed by Blockstack Token LLC, a Delaware limited liability company, whose website is at https://blockstack.com.  This document does not constitute an offer or sale of Blockstack Tokens (“the Tokens”) or any other mechanism for purchasing the Tokens (such as, without limitation, a fund holding the Tokens or a simple agreement for future tokens related to the Tokens).  Any offer or sale of the Tokens or any related instrument will occur only based on definitive offering documents for the Tokens or the applicable instrument.

3)  Can overseas investors and users participate in the Blockstack Token offering?

Generally speaking, yes, overseas investors and users, i.e., people outside of the USA, can participate in the upcoming token offering as allowed by applicable law.  However, the accredited offering is limited to overseas Accredited Investors and Qualified Purchasers respectively.  Further, any sale to overseas investors must be in compliance with local law, as determined by Blockstack Token LLC and its affiliates.

Generally speaking, overseas users can participate in the voucher registration process described above.  Any conversion of the vouchers into tokens will also be subject to compliance with applicable local laws.  As a result, Blockstack Token LLC reserves the right to not honor a voucher for any reason, including but not limited to violation of local regulations of the country of residence of a user.

4)  When will Blockstack Token LLC honor the vouchers?

Blockstack Token LLC will only honor the vouchers when the Token LLC and its legal counsel feel comfortable treating the tokens as non-securities for purposes of the U.S. securities laws.  This will likely happen some time after network launch but may happen before or may never happen.  Token LLC has the right to not honor the vouchers for any reason at its sole discretion, even if the tokens are clearly not a security.

5)  How can accredited investors ensure they will receive an allocation of investment interests in the tokens?

There is no guarantee that you will receive your preferred allocation or get an allocation at all.  Allocations are decided at the sole discretion of Blockstack Token LLC.

To help facilitate the process of investing, we recommend potential accredited investors and qualified purchasers start registering on CoinList.co starting Nov 1st, 2017 and (a) go through accreditation steps and (b) pre-fund their USD account.  Prefunding of your account is nonbinding on both sides, and the money you deposit will sit in your account on CoinList.co without being used until you are offered an investment and confirm that you want to make it.

After you register, Blockstack Token LLC will distribute all the final legal docs related to our token offering to you ask you for your preferred allocation.  This may occur a few days after registration.  On November 13 or shortly thereafter, we will let you know what allocation you have received.

Pre-funding your account may help avoid potential delays with bank transfers close to when the sale opens.  Pre-funding your CoinList.co USD account and having the necessary capital in your account, or proving availability of Bitcoin or Ethereum funds, may therefore increase your chances of getting your preferred allocation but there are no guarantees.

Blockstack Token FAQs

The Blockstack Tokens are a crypto asset that is currently being developed by Blockstack Token LLC, a Delaware limited liability company, whose website is at https://blockstack.com.  This document does not constitute an offer or sale of Blockstack Tokens (“the Tokens”) or any other mechanism for purchasing the Tokens (such as, without limitation, a fund holding the Tokens or a simple agreement for future tokens related to the Tokens).  Any offer or sale of the Tokens or any related instrument will occur only based on definitive offering documents for the Tokens or the applicable instrument.

7.  Can the supply of Blockstack tokens increase or decrease?

There will be a pre-defined number of tokens each year.  Blockstack Token LLC cannot change the schedule of release of new tokens into the system once the network goes live.

New tokens are released into the system through a process of mining, which itself has three parts (details in the Blockstack Token Whitepaper.) Relatively more tokens are released in the initial years and the rate of release of tokens slows down over time.  The total number of tokens after 10 years will be 4,702,500,000.  The rate of annual inflation is approximately ~2% after year 13 and it remains constant at ~2% afterwards.  More details on the rate at which new tokens are released are at https://blockstack.com/distribution.pdf

Blockstack tokens are “consumed” by certain protocol operations like when users register domain names or applications on the network.  This can result in a decrease in the supply of the tokens as well.  Further, some tokens might get sent to addresses from which they cannot be recovered or a loss of private keys can result in effective decrease in the supply of usable tokens.

8.  Can Blockstack block illegal content on the Blockstack network?

The Blockstack Core is open-source software that provides the infrastructure for a decentralized network that is not under the control of anyone, including Blockstack Public Benefit Corp and its affiliates.  It’s technically not possible for Blockstack PBC or Blockstack Token LLC to block any illegal content.  The Blockstack Browser, the main software users are expected to use to connect to the network, is also open-source software.  In the future, Blockstack PBC plans to implement client-side blacklists that users can use to opt-out of seeing certain content.  This functionality currently does not exist and may never exist.  Even with the blacklist functionality, illegal content may still be present on the decentralized network it’s just that users are opting out of seeing certain content.  Just like Internet Service Providers (ISPs) or searh engines like Google do not control the content passing through their network, Blockstack PBC and its affiliates do not control the content present on the decentralized Blockstack network.

9.  When will the network with tokens go live?

Blockstack Token LLC, working with its parents Blockstack Public Benefit Corp, plans to develop and test the software for Blockstack Tokens in early 2018; the network may go live late 2018 or early 2019 but there are no guarantees.

The release of up to 80% of the accredited sale proceeds to Blockstack is trigged by reaching the milestone of the network going live with Token functionality.  If the network does not go live by Jan 30, 2019 then accredited sale investors can get up to 80% of their money back.  The offering materials for the Fund and SAFT sales have more details on this feature and limitations to it.

10.  Will the tokens be integrated on exchanges? If yes, when?

It’s possible that secondary markets will develop for buying and selling the Blockstack token after the network goes live.  Some crypto currency exchanges may integrate the Blockstack software to list the token, but there are no guarantees that this will happen.  Blockstack Token LLC and its affiliates currently plan to assist exchanges that want to list the Blockstack token as allowed by applicable law.  It’s very hard to predict when exchanges might be able to list the token if at all.

Blockstack Token FAQs

The Blockstack Tokens are a crypto asset that is currently being developed by Blockstack Token LLC, a Delaware limited liability company, whose website is at https://blockstack.com.  This document does not constitute an offer or sale of Blockstack Tokens (“the Tokens”) or any other mechanism for purchasing the Tokens (such as, without limitation, a fund holding the Tokens or a simple agreement for future tokens related to the Tokens).  Any offer or sale of the Tokens or any related instrument will occur only based on definitive offering documents for the Tokens or the applicable instrument.

11.  Do the tokens distributed through vouchers have rights to vote on protocol upgrades and on the selection of application reviewers, like other genesis block tokens?

Yes.  The tokens allocated for the user sale through vouchers will be released in the genesis block and will have the same rights as other genesis block tokens.  These tokens, however, will not be distributed to users until and if the voucher purchase closes.

12.  Do overseas users also have to go through identity verification and “KYC” (“know-your- customer”) checks?

Yes.  Identity verification and KYC checks apply equally to US users and people outside of the US.  The accredited sale KYC checks are implemented differently from the user sale, but broadly speaking you will need to provide a government ID and other information before a token purchase closes.

13.  What are the requirements for being an Accredited Investor and Qualified Purchaser?

Accredited Investors are individuals with $1M or more in assets or $200K or more in salary for the last two years.  Qualified Purchasers are individuals with $5M or more in assets or Funds/investment-vehicles with $25M or more under management.  Only Accredited investors or Qualified Purchaser can participate in the accredited sale as required by applicable law.

14.  What is the hard cap for the accredited sale?

The sale price for the accredited sale will be in the $0.05-$0.25 range.  The final price will be decided after the Registration Period ends and the Main Sale opens.  Blockstack Public Benefit Corp (PBC), has raised $5M+ of venture capital since starting the project in 2014.  The Series A investors of Blockstack PBC effectively paid $0.07 for stock plus tokens in Fall 2016.  Given that 440M tokens are allocated for the accredited sale, the $0.05-$0.25 price range gives a range of $22M to a max of $110M total sale.

15.  What is the individual cap on the user sale?

For the unaccredited user sale, individuals can get a free voucher for up to a maximum of $3,000 future purchase of tokens.  The vouchers are non-binding and Blockstack Token LLC may not honor them for any reason.  For any purchases more than $3000 the purchaser must be an Accredited Investor or Qualified Purchaser and participate in the accredited sale instead.

Blockstack Token FAQs

The Blockstack Tokens are a crypto asset that is currently being developed by Blockstack Token LLC, a Delaware limited liability company, whose website is at https://blockstack.com.  This document does not constitute an offer or sale of Blockstack Tokens (“the Tokens”) or any other mechanism for purchasing the Tokens (such as, without limitation, a fund holding the Tokens or a simple agreement for future tokens related to the Tokens).  Any offer or sale of the Tokens or any related instrument will occur only based on definitive offering documents for the Tokens or the applicable instrument.